Exhibit 8.1

SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

July 31, 2013

Daimler Retail Receivables LLC
36455 Corporate Drive
Farmington Hills, MI  48331

Re:           Mercedes-Benz Auto Receivables Trust 2013-1

Ladies and Gentlemen:

We have acted as special tax counsel to Daimler Retail Receivables LLC, a Delaware limited liability company (the “Depositor”), in connection with the preparation and filing of the prospectus dated July 18, 2013 and the prospectus supplement dated July 23, 2013 (the “Prospectus Supplement”) relating to $278,900,000 aggregate principal amount of 0.22000% Class A-1 Asset-Backed Notes (the “Class A-1 Notes”), $305,600,000 aggregate principal amount of 0.50% Class A-2 Asset-Backed Notes (the “Class A-2 Notes”), $275,500,000 aggregate principal amount of 0.78% Class A-3 Asset-Backed Notes (the “Class A-3 Notes”) and $115,000,000 aggregate principal amount of 1.13% Class A-4 Asset-Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Notes”) of Mercedes-Benz Auto Receivables Trust 2013-1 (the “Issuer”).  The Notes will be sold by the Depositor pursuant to an underwriting agreement, dated July 23, 2013 (the “Underwriting Agreement”), among the Depositor, Mercedes-Benz Financial Services USA LLC (“MBFS USA”) and RBS Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriters”).  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Underwriting Agreement.

As described in the Prospectus Supplement, in connection with the issuance of the Notes on the Closing Date, the Depositor and the Issuer, as applicable, will enter into the (i) receivables purchase agreement, dated as of July 1, 2013 (the “Receivables Purchase Agreement”), between MBFS USA and the Depositor, (ii) sale and servicing agreement, dated as of July 1, 2013 (the “Sale and Servicing Agreement”), among the Issuer, the Depositor, MBFS USA, as seller (in such capacity, the “Seller”) and as servicer (in such capacity, the “Servicer”), (iii) indenture, dated as of July 1, 2013 (the “Indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Indenture Trustee”), and (iv) amended and restated trust agreement, dated as of July 1, 2013 (the “Trust Agreement” and, together with the Receivables Purchase Agreement, the Sale and Servicing Agreement, the Underwriting Agreement and the Indenture, the “Transaction Documents”), between the Depositor and Wilmington Trust, National Association, as trustee.  The assets of the Issuer will consist primarily of a pool of motor vehicle retail installment sale contracts and installment loans.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Daimler Retail Receivables LLC
July 31, 2013

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To ensure our compliance with certain IRS Treasury regulations, we hereby inform you that (i) this opinion was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties that may be imposed on such person and (ii) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

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As special tax counsel to the Depositor, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission and the authenticity of the originals of such latter documents.  Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents and that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials, officers and other representatives of the Depositor, MBFS USA, the Underwriters and others.  We have also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Notes.

We have advised the Depositor with respect to certain federal income tax consequences of the proposed issuance of the Notes.  This advice is summarized under the heading “Summary—Tax Status” and “Material Federal Income Tax Consequences” in the Prospectus and the Prospectus Supplement.  Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.  We hereby confirm and adopt the opinions expressly set forth under each of the above quoted headings in the Prospectus and the Prospectus Supplements as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Notes.

Daimler Retail Receivables LLC
July 31, 2013

The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which the opinions set forth herein are based.  The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Transaction Documents.  In addition, you should be aware that our opinions will have no binding effect on the Internal Revenue Service or a court and should not be considered a guarantee of the ultimate outcome of any controversy.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.  The opinions expressed and the statements made herein are expressed and made as of the date hereof and we assume no obligation to update this opinion or advise you of changes in legal authorities, facts (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or waiver), assumptions or documents on which this opinion is based (or the effect thereof on the opinions expressed or the statements made herein) or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering the opinions set forth herein unless we are specifically engaged to do so.

This letter is rendered solely to and for the benefit of the persons to whom it is addressed in connection with the transaction described in the first paragraph above and may not be relied upon by any other person (including any person who purchases Notes from the Underwriters or the Issuer’s asset backed certificates from the Depositor or any other entity), nor may this letter be relied upon by any person to whom it is addressed or used for any other purpose, without our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Depositor.  By such consent we do not concede that we are an “expert” for the purposes of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sidley Austin LLP